UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2018

ZYNGA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35375	42-1733483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 Eighth Street San Francisco, CA 94103		94103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 449-9642

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 25, 2018, Zynga Inc., a Delaware corporation (“Zynga”), entered into a Share Sale and Purchase Agreement (the “Agreement”) with the shareholders (the “Sellers”) of Gram Games Teknoloji A.S., a Turkey joint stock company (“Gram”), pursuant to which Zynga acquired all allotted and issued shares of Gram in exchange for (i) cash consideration of $250 million, subject to adjustments as set forth in the Agreement (the “Closing Consideration”), and (ii) additional cash consideration during the three years following the closing payable, if at all, annually upon the achievement of specified profitability metrics by Gram, as set forth within the Agreement (the “Earnout Consideration”). Following the closing, Zynga is the sole shareholder of Gram and the indirect sole shareholder of Gram’s subsidiary Gram Games Limited, a private company limited by shares incorporated in England and Wales (collectively with Gram, the “Gram Group”).

The Closing Consideration was increased by the amount of the Gram Group’s unrestricted cash and cash equivalents and accounts receivable, and decreased by accounts payable (including unpaid transaction expenses), specified change of control fees and outstanding indebtedness.

The Agreement is governed by the laws of England and Wales and contains customary warranties of each of Zynga and the Sellers. The warranties of each party set forth in the Agreement have been made solely for the benefit of the other parties to the Agreement, and such warranties should not be relied on by any other person. In addition, such warranties (1) have been qualified by a disclosure letter from the Sellers, (2) are subject to the materiality standards set forth in the Agreement, which may differ from what may be viewed as material by investors, (3) in certain cases, were made as of a specific date, and (4) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the warranties may change after the date of the execution of the Agreement.

Pursuant to the Agreement, the Sellers have agreed to indemnify Zynga for losses related to specified matters, including, among other things, breaches or inaccuracies of warranties of the Sellers contained in the Agreement, specified tax matters, and for other customary matters. As security for such indemnification obligations, $25 million of the Closing Consideration otherwise payable to the Sellers has been deposited into an escrow fund.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 30, 2018, Zynga issued a press release announcing its acquisition of the Gram Group and providing updated financial guidance for its second quarter 2018. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information furnished in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1+

Share Sale and Purchase Agreement relating to the sale and purchase of the entire issued share capital of Gram Games Teknoloji A.S. between those persons listed in Schedule 1 as Sellers and Zynga Inc. as Purchaser

99.1	Press Release, dated May 30, 2018
+	Confidential treatment requested as to certain portions of this exhibit, which portions have been omitted and submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZYNGA INC.

Date: May 30, 2018	By:	/s/ Phuong Y. Phillips
Phuong Y. Phillips
Chief Legal Officer